Exhibit 5.1
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                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264

                                 (303) 830-1776


                                January 22, 2003

Double Eagle Petroleum Co.
777 Overland Trail (P.O. Box 766)
Casper, Wyoming

Gentlemen and Ladies:

     We have acted as counsel for Double Eagle Petroleum Co., a Maryland corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning registration of the transfer of up to 830,000 shares of the Company's $.10 par value common stock (the "Common Stock") by certain stockholders of the Company (the "Selling Stockholders"). These shares will be acquired by the selling stockholders pursuant to grants of options under the Company's 2000 Stock Option Plan, 2002 Stock Option Plan, 2003 Stock Option And Compensation Plan and the Stock Option Agreement dated January 25, 2001 between the Company and Stephen H. Hollis (the "Option Plans") and the 10,000 shares issued to Robert Brady pursuant to the Employment Agreement dated May 6, 2002 (the "Employment Agreement").

     We have examined the Option Plans and Employment Agreement concerning the registration described above. In addition, we have examined such other certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic, or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that the 820,000 shares of Common Stock being transferred by the Selling Stockholders as described in the Registration Statement will have been legally issued and will constitute fully paid and non-assessable shares of the Company's Common Stock when the exercise price therefor has been paid to the Company in accordance with the Option Plans and that the 10,000 shares of Common Stock issued pursuant to the Employment Agreement are fully paid and non-assessable shares of the Company's Common Stock.

     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the transfer of stock options, including with respect to the validity of the Common Stock offered; and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Common Stock and may not be used for any other purpose.

                                          Very truly yours,

                                          /s/ PATTON BOGGS LLP
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                                          PATTON BOGGS LLP